Exhibit 99.1

For Immediate Release

Compass Minerals Announces Labor Strike at
Goderich, Ontario Salt Mine

OVERLAND PARK, Kan. (April 27, 2018) – Compass Minerals (NYSE: CMP) announced a strike has been initiated today by the union representing 341 hourly employees at its salt mine in Goderich, Ontario. The company has implemented contingency operating procedures and expects to operate the mine at or near its planned operating rates for 2018. Currently, the company expects a minimal impact on salt production costs resulting from the strike.

“The company has been in negotiations with the union since early March with the goal of reaching a negotiated agreement that focuses on the safety of our employees and represents the mine’s current operational environment. While a quick end to the strike would be preferable, we have contingency plans in place that will allow us to continue operating the mine for the foreseeable future,” said Fran Malecha, Compass Minerals’ president and CEO. “We have invested to ensure the longevity of this mine's operations for decades to come and to ensure quality employment opportunities for our current workers as well as the next generation. In addition, we are active supporters of the Goderich community through charitable contributions and partnerships with local organizations. We strongly believe our proposed offer will provide many more years of economic growth for the mine and the Goderich community.”

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) the ability to successfully integrate acquired businesses, and (vi) any inability by the company to successfully implement its restructuring plans or cost-saving initiatives. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.